Exhibit 10.68

FIRST AMENDMENT OF

INDUSTRIAL REAL ESTATE LEASE

This First Amendment of Industrial Real Estate Lease Agreement (“Amendment”) is entered into by and between 3301 South Norfolk, LLC. (“Landlord”), as Landlord, and Unified Grocers, Inc., formerly known as Unified Western Grocers, Inc., as successor to Associated Grocers, Incorporated, by assignment dated September 30, 2007 (“Tenant”), under that certain Industrial Real Estate Lease Agreement (“Lease”) dated April 19, 2007, between the parties hereto.

R E C I T A L S

A. Landlord and Tenant desire to amend the Lease by extending it in accordance with the terms and conditions contained herein.

B. The Property commonly known as 3301 South Norfolk Street, Seattle, Washington, 98168 is owned by Landlord.

C. Landlord and Tenant acknowledge that Tenant has changed its name from Unified Western Grocers, Inc. to Unified Grocers, Inc., and that Unified Grocers, Inc. is the same legal entity as Unified Western Grocers, Inc. Therefore, all the legal rights and obligations of the Lease applicable to Unified Western Grocers, Inc. apply in equal force and effect to Unified Grocers, Inc.

D. All of the modifications in this Amendment shall be effective as of delivery by the last signing party to the first signing party.

E. Except as may be expressly provided otherwise in this Amendment, capitalized terms in this Amendment shall have the meaning given such terms in the Lease.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Landlord and Tenant agree as follows:

1.	Amendments.

1.1 Section 1.3 Property is amended to include the following at the end of the Section:

During the balance of the Lease term, at Landlord’s sole discretion, a portion of the Property located at its northwest corner used for Tenant’s employee and guest parking and access may be reduced for Landlord’s redevelopment purposes. Tenant agrees to a reduction of the leased parking area located at the northwest corner of the Property as depicted on the site plan (attached as Schedule 1.3.1 Site Plan) shown as “Reduction of Leased Parking Area”. Tenant further agrees to use its “best efforts” to accommodate Landlord’s additional needs for a further reduction of the parking area at the northwest corner of the Property, provided that Tenant’s efficiency of operations is not materially reduced, the remaining parking area meets all legal requirements, and is reasonably convenient to Tenant's employees and visitors. All changes and improvements necessary to complete any required site modifications will be at Landlord’s sole cost and expense and Landlord further agrees to reimburse Tenant's reasonable costs associated with any reduction of this parking area.

1.2 Section 1.4 Lease Term is amended to include the following at the end of the Section:

Following the expiration of the Two (2) One (1) year Option Periods to extend the Lease, the Lease shall be extended for Four (4) additional years commencing on May 1, 2011 and expiring on April 30, 2015 (“Third Extension Term”).

1.3 Section 1.6 Monthly Base Rent is amended to add the following at the end of the Section:

May 1, 2011 through April 30, 2012	$530,833.33 per month
May 1, 2012 through April 30, 2013	$544,104.16 per month
May 1, 2013 through April 30, 2014	$557,706.77 per month
May 1, 2014 through April 30, 2015	$571,649.44 per month

1.4 Section 1.7 Schedules is amended to include the following inserted after Schedule 1.3 – Legal Description:

Schedule 1.3.1 – Site Plan

1.5 Section 1.8 Security Deposit is amended to provide the following at the end of this Section:

Upon execution by Tenant of this Amendment, the Security Deposit shall be reduced to Five Hundred Thousand and 00/100 Dollars ($500,000), and Landlord shall within 10 business days refund to Tenant Five Hundred Thousand and 00/100 Dollars ($500,000) of the One Million and no/100 Dollars ($1,000,000) currently on deposit.

1.6 Section 2.4 Tenant’s Right to Terminate is replaced entirely and restated as follows:

Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to terminate during the Third Extension Term, without penalty, with Tenant’s written notice to Landlord. The Lease termination date shall be eighteen (18) months from the date Landlord receives written notice from Tenant, but in no event will the Lease termination date be earlier than November 1, 2013.

1.7 Section 3.1 Monthly Base Rent is amended to include the following at the end of this Section:

Landlord will accept payment of amounts due under the Lease in the form of ACH payments in lieu of wire transfer.

1.8 Section 4.7 Excluded Expenses is amended to include the following at the end of the Section:

Tenant shall provide its own property management services. Landlord will not perform property management services or charge Tenant a management fee.

1.9 Section 6.3.1 Landlord’s Repair Obligation is added to the Lease as follows:

Notwithstanding Section 6.3 hereof, Landlord shall, at its sole cost and expense, repair the roofs of both the dry warehouse and perishables building. The scope of the repairs is defined as those repairs required to maintain the functionality and serviceability of the roofs, preserving a leak free environment for Tenant’s reasonable use, and there shall be no unreasonable delay by Landlord in making such repairs.

1.10 Section 6.4.4 Perishables Building Refrigeration System Repair Costs is added to the lease as follows:

Notwithstanding anything in the Lease to the contrary, reasonable and necessary repairs will be made to the perishables building refrigeration system throughout the remaining term of the Lease as mutually agreed to by Landlord and Tenant. The actual costs for such repairs shall be shared between Landlord and Tenant and such repairs shall be contracted for by Tenant and made to Tenant's reasonable business standards with minimal disruption to Tenant's business activities. Tenant’s share of the actual costs shall be prorated as follows – 50% of such actual costs in Year 1 (5/1/10-4/30/11), 40% in Year 2, 30% in Year 3, 20% in Year 4, and 0% in Year 5. Subject to the annual limitation below, Landlord shall reimburse Tenant for its share of the cost within 10 business days of receipt of evidence of payment by Tenant and proper lien releases, if requested. Landlord retains the right to inspect the replacements or repairs and verify their completion before reimbursing Tenant for its share of actual costs. Notwithstanding the sharing of costs stated above, Perishables Building Refrigeration Repair Costs, incurred after April 30, 2010, in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) in any one lease year shall be paid in full by Landlord without any additional Tenant cost sharing for that lease year. Further, Tenant's share of any Perishables Building Refrigeration Repair Costs shall not be included in Tenant's Cumulative Compliance and Repair Costs referenced in Section 5.1.

1.11 Section 9.1 Assignment or Sublease is amended by adding to the Section the following paragraph:

Notwithstanding anything to the contrary in this Section 9.1, Tenant may sublease portions of the office building located on the Property without Landlord’s consent provided that (1) Tenant is not in default with respect to any covenant or condition of the Lease, (2) the subtenant is either a Member of Tenant or does not sublet more than fifteen percent (15%) of such office space, (3) the subtenant is compatible with Tenant’s business and use, (4) Tenant is not released from its duties and obligations as set forth in the Lease.

In the event of such a sublease, Tenant shall notify Landlord of such sublease prior to subtenant’s taking occupancy and shall provide Landlord with a copy of the sublease between Tenant and subtenant.

1.12 Section 13.5 Non-Compete Clause is added to the Lease as follows:

Landlord shall not lease any portion of the remaining property bounded by S. Norfolk Street, Airport Way So., S. Boeing Access Road and East Marginal Way So. for occupancy during the Lease term which competes with Tenant, including but not limited to retail grocery stores, wholesale grocery and perishable food suppliers and other suppliers who sell grocery-related and general merchandise products that compete with Tenant’s business. This Non-compete Clause shall be void upon receipt by Landlord of Tenant’s notice exercising its early termination option.

2. Schedules. Schedule 1.3.1 Site Plan with identified Reduction of Leased Parking Area attached hereto is incorporated herein by this reference.

3. Entire Amendment. This Amendment sets forth the entire agreement of the parties with respect to the subject matter set forth herein and may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors or assigns.

4. Acknowledgment. The parties hereto each acknowledge that except as expressly modified by this Amendment, all the terms and conditions of the Lease remain unchanged and are in full force and effect and enforceable in accordance with their terms. In the event of a conflict between the Lease and this Amendment, the terms and provisions of this Amendment shall control.

5. Counterparts. This Amendment may be executed in counterparts and each counterpart taken together, shall constitute one document.

6. Lender's Consent. The effectiveness of this Amendment is conditioned upon Landlord receiving the consent of its lender on or before April 30, 2010.

DATED this 24th day of March, 2010.

TENANT:		LANDLORD:

UNIFIED GROCERS, INC.		3301 SOUTH NORFOLK, LLC. by Sabey Corporation, Manager

By:	/s/ ROBERT M. LING, JR.	By:	/s/ PATRICIA A. SEWELL
Its:	Executive Vice President & General Counsel	Its:	Secretary & Treasurer